February 2011
Amendment No. 1 dated February 2, 2011 to Preliminary Terms No. 665 dated February 2, 2011 Registration Statement No. 333-156423 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Equities
RevConsSM
Three RevConsSM Each Based on a Different Common Stock Due August 25, 2011
Reverse Convertible Securities
RevCons offer a short-term, enhanced yield strategy that pays a periodic, above-market, fixed rate coupon in return (per annum) for the risk that the RevCons will be redeemed for shares of the underlying stock of a specific company(or, at the issuer’s option, the cash value of those shares) at maturity if the closing price of the underlying stock closes at or below the trigger price on any trading day up to and including the determination date and the closing price of the underlying stock on the determination date is less than the initial share price. The RevCons do not guarantee the return of any principal at maturity. The value of these shares the investor receive at maturity will be less than its initial investment and may be zero, and the investor has no opportunity to participate in any positive performance of the underlying stock. Alternatively, if the underlying stock never closes at or below the trigger price over the term of the RevCons, the investor will receive the stated principal amount per RevCon at maturity. The coupon is paid regardless of the performance of the underlying stock. The RevCons are senior unsecured obligations of Morgan Stanley, and all payments on the RevCons including coupon payment and any payment at maturity are subject to the credit risk of Morgan Stanley. These preliminary terms offer three separate RevCons, each relating to the common stock of a different underlying stock issuer.
SUMMARY TERMS FOR ALL REVCONS
Issuer:	Morgan Stanley
Stated principal amount:	$1,000 per RevCons
Issue price:	$1,000 per RevCons
Payment at maturity:
Either (i) the stated principal amount of $1,000 or (ii) if the closing price of the underlying stock on the determination date is less than the initial share price and the closing price of the underlying stock has declined to or below the specified trigger price on any trading day from and excluding the pricing date to and including the determination date, (x) a number of shares of the underlying stock equal to the exchange ratio or (y) at our option, the cash value of those shares as of the determination date.

Initial share price:	The initial share price for each RevCons will be the closing price of the underlying stock on the pricing date.
Determination date:
The determination date for each RevCons is three business days before the maturity date of that RevCons, subject to postponement in the event of certain market disruption events. See “—Specific Terms for Each RevCons” below.

Exchange ratio:	For each RevCons, the stated principal amount divided by the initial share price, subject to adjustments for corporate events. See “—Specific Terms for Each RevCons” below.
Trigger price:	The trigger price specified for each RevCons is equal to the product of the trigger level times the initial share price.
Coupon:	Payable monthly at the specified interest rate beginning March 25, 2011.
Pricing date:	February 22, 2011
Original issue date:	February 25, 2011
Listing:	The RevCons will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated, a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
SPECIFIC TERMS FOR EACH REVCONS
Underlying stock:	AK Steel Holding Corporation Common stock	Dean Foods Company Common stock	Sears Holding Company Common stock
Underlying stock issuer:	AK Steel Holding Corporation (“AKS”)	Dean Foods Company (“DF”)	Sears Holding Company (“SHLD”)
Maturity date:	August 25, 2011	August 25, 2011	August 25, 2011
Interest rate:	14.25% per annum	13.50% per annum	14.50% per annum
Trigger level:	80%	80%	75%
Determination date:*	August 22, 2011	August 22, 2011	August 22, 2011
CUSIP:	617482RC0	617482RD8	617482RE6
ISIN:	US617482RC05	US617482RD87	US617482RE60
Initial share price:	$	$
Trigger price:	$	$
Exchange ratio:
Aggregate principal amount:	$	$
Commissions and Issue Price:	Per AKS RevCons	Total	Per DF RevCons	Total	Per SHLD RevCons	Total
Price to public	$1,000		$$1,000		$$1,000	$
Agent’s commissions(1)	$	$	$	$		$
Proceeds to company	$	$	$	$		$
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $        for each note they sell.  See “Supplemental information regarding plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.
Prospectus Supplement for RevCons dated August 20, 2009                                      Prospectus dated December 23, 2008

The RevCons are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

MSPRB0809002

RevConsSM
Three RevConsSM Each Based on a Different Common Stock Due August 25, 2011

Investment Overview

RevConsSM

Reverse Convertible Securities
RevCons pay a monthly fixed rate coupon. At maturity, the RevCons will pay either (i) an amount of cash equal to the stated principal amount of the RevCons, or (ii) if the closing price of the underlying stock on the determination date is less than the initial share price and the closing price of the underlying stock has decreased to or below the specified trigger price on any trading day over the term of the RevCons, a number of shares of underlying stock worth less than the stated principal amount of the RevCons, or, at our option, the cash value of those shares. There is no minimum payment at maturity for the RevCons and the investor will not participate in any appreciation of the underlying stock. The value of any underlying stock delivered at maturity per RevCons, and accordingly its cash value, will be less than the stated principal amount of the RevCons, and may be zero.

Underlying Stock Overview

AK Steel Holding Corporation
AK Steel Holding Corporation is a producer of flat-rolled carbon, stainless and electrical steels and tubular products through its wholly-owned subsidiary, AK Steel Corporation. Its SEC file number is 001-13696.

Information as of market close on January 31, 2011
Bloomberg Ticker Symbol:	AKS	52 Weeks ago:	$20.34
Current Stock Price:	$15.90	52 Week High (on 4/6/2010):	$25.00
Current Dividend Yield:	1.23%	52 Week Low (on 7/6/2010):	$11.52

Dean Foods Company
Dean Foods Company is a food and beverage company. Its SEC file number is 001-12755.
Information as of market close on January 31, 2011
Bloomberg Ticker Symbol:	DF	52 Weeks ago:	$17.63
Current Stock Price:	$10.15	52 Week High (on 2/2/2010):	$18.20
Current Dividend Yield:	N/A	52 Week Low (on 12/6/2010):	$7.26

Sears Holding Corporation
Sears Holding Corporation is a broadline retailer with full-line and specialty retail stores in the United States operating through Kmart and Sears and full-line and specialty retail stores in Canada operating through Sears Canada Inc. Its SEC file number is 000-51217.

Information as of market close on January 31, 2011
Bloomberg Ticker Symbol:	SHLD	52 Weeks ago:	$93.28
Current Stock Price:	$75.37	52 Week High (on 4/29/2010):	$123.90
Current Dividend Yield:	N/A	52 Week Low (on 7/6/2010):	$60.14

Each underlying stock is registered under the Securities Exchange Act of 1934, as amended. Information provided to or filed with the Securities and Exchange Commission by the issuer of each underlying stock pursuant to the Securities Exchange Act of 1934, as amended, can be located by reference to the Securities and Exchange Commission file number detailed above through the Securities and Exchange Commission’s website at.www.sec.gov. In addition, information regarding the issuer of each underlying stock may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. For additional information, please see “Information about the Underlying Stock” in these preliminary terms. Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding any issuer of underlying stock is accurate or complete.

February 2011	Page 2

RevConsSM
Three RevConsSM Each Based on a Different Common Stock Due August 25, 2011

Key Investment Rationale
The RevCons offer a short term income oriented strategy linked to the relevant underlying stock.

▪	Monthly coupon and a higher interest rate than the current dividend yield on the underlying stock

▪	No potential to participate in any appreciation in the underlying stock.

▪	No guaranteed return of principal.

Key Benefits

The RevCons pay an above market coupon in exchange for downside exposure to the underlying stock if the closing price of the underlying stock on the determination date is less than the initial share price and the closing price of the underlying stock declines to or below the trigger price on any trading day from but excluding the pricing date to and including the determination date.

Enhanced Yield	▪ A monthly coupon, the rate per annum of which is higher than the current dividend yield on the underlying stock. ▪ The coupon will be paid regardless of the performance of the underlying stock.
Best Case Scenario
▪ If the closing price of the underlying stock never declines to or below the trigger price on any trading day during the term of the RevCons, the RevCons will redeem, at maturity, for the stated principal amount. You will not participate in any appreciation in the underlying stock, even if the closing price of the underlying stock is above the initial share price on the determination date.

Worst Case Scenario
▪ If the closing price of the underlying stock declines to or below the trigger price on any trading day during the term of the RevCons and, on the determination date, is at a level below its initial share price, the RevCons will redeem for a number of shares of the underlying stock(or, at our option, the cash value thereof) worth substantially less than the stated principal amount and which may be zero. In this worst case scenario, the RevCons will have outperformed relative to a direct investment in the underlying stock to the extent that the investors receive monthly coupon over the term of the RevCons.

Summary of Selected Key Risks (see page 10)

▪	No guaranteed return of principal.

▪	No participation in any appreciation of each underlying stock.

▪	The RevCons are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the RevCons.

▪	The market price of the RevCons may be influenced by many unpredictable factors, including the value and volatility of the underlying stocks.

▪	The RevCons will not be listed on any securities exchange and secondary trading may be limited.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	No affiliation with each underlying stock.

▪	We may engage in business with or involving each underlying stock without regard to your interests.

▪	You have no shareholder rights.

February 2011	Page 3

RevConsSM
Three RevConsSM Each Based on a Different Common Stock Due August 25, 2011

▪	The RevCons may become exchangeable into the common stock of companies other than each underlying stock.

▪	The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect each underlying stock.

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the RevCons.

▪	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the RevCons.

▪	The U.S. federal income tax consequences of an investment in the RevCons are uncertain.

February 2011	Page 4

RevConsSM
Three RevConsSM Each Based on a Different Common Stock Due August 25, 2011

Fact Sheet
These preliminary terms offer three separate RevCons, each relating to the common stock of a different underlying company (“underlying stock”). Each RevCons provides exposure to a single underlying stock. You may choose to invest in only one of the RevCons described below or in more than one.
The RevCons offered are all senior unsecured obligations of Morgan Stanley, will pay a coupon at the interest rate per annum specified below and will have the terms described in the prospectus supplement for RevCons and the prospectus, as supplemented or modified by the preliminary terms for each RevCons set forth below. At maturity the RevCons will pay either (i) an amount of cash equal to the stated principal amount of the RevCons, or (ii) if the closing price of the underlying stock for the particular RevCons on the determination date is less than the initial share price and the closing price of the underlying stock has decreased to or below the specified trigger price on any trading day over the term of the RevCons, a number of shares of underlying stock worth less than the stated principal amount of the RevCons, or, at our option, the cash value of those shares. The RevCons do not guarantee any return of principal at maturity. The RevCons are senior unsecured notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program. All payments on the RevCons are subject to the credit risk of Morgan Stanley. “RevCons” is a service mark of Morgan Stanley.
Expected Key Dates Applicable to All RevCons
Pricing date:	Original issue date (settlement date):
February 22, 2011	February 25, 2011 (three business days after the pricing date)
Key Terms Applicable to All RevCons
Issuer:	Morgan Stanley
Issue price:	$1,000 per RevCons
Stated principal amount:	$1,000 per RevCons
Denominations:	$1,000 and integral multiples thereof
Payment at maturity:
Either (i) the stated principal amount of $1,000 or (ii) if the closing price of the underlying stock on the determination date is less than the initial share price and the closing price of the underlying stock has declined to or below the specified trigger price on any trading day from but excluding the pricing date to and including the determination date, (x) a number of shares of the underlying stock equal to the exchange ratio or (y) at our option, the cash value of those shares as of the determination date.

Initial share price:	The initial share price for each RevCons will be the closing price of the underlying stock on the pricing date.
Determination date:
The determination date for each RevCons is three business days before the maturity date of that RevCons, subject to postponement in the event of certain market disruption events. See “—Specific Terms for Each RevCons” below.

Exchange ratio:	For each RevCons, the stated principal amount divided by the initial share price, subject to adjustments for corporate events. See “—Specific Terms for Each RevCons” below.
Exchange factor:
Initially equal to 1.0, but will be adjusted to reflect certain corporate events affecting the underlying stock. The closing price of the underlying stock and the exchange ratio will be adjusted by the exchange factor.

Coupon:	Payable monthly at the specified interest rate beginning March 25, 2011.
Trigger price:	The trigger price specified for each RevCons is equal to the product of the trigger level times the initial share price.
Trigger event:	Closing price trigger event
Postponement of maturity date:
If the determination date is postponed due to a market disruption event or otherwise, the maturity date will be postponed so that the maturity date will be the second trading day following the determination date as postponed.

Specific Terms for Each RevCons
Underlying stock:	AK Steel Holding Corporation (“AKS”)	Dean Foods Company (“DF”)	Sears Holdings Corporation (“SHLD”)
Maturity date:	August 25, 2011	August 25, 2011	August 25, 2011
Interest rate:	14.25% per annum	13.50% per annum	14.50% per annum
Trigger level:	80%	80%	75%
Determination date:	August 22, 2011	August 22, 2011	August 22, 2011
CUSIP:	617482RC0	617482RD8	617482RE6
ISIN:	US617482RC05	US617482RD87	US617482RE60
Initial share price:	$	$	$
Trigger price:	$	$	$
Exchange ratio:
Aggregate principal amount:	$	$	$
Risk factors:	Please see “Risk Factors” beginning on page 10.

February 2011	Page 5

RevConsSM
Three RevConsSM Each Based on a Different Common Stock Due August 25, 2011

General Information
Listing:	The RevCons will not be listed on any securities exchange.
Tax considerations:
The U.S. federal income tax consequences of an investment in the RevCons are uncertain.  There is no direct legal authority as to the proper tax treatment of the RevCons, and our counsel has not rendered an opinion as to their proper treatment for U.S. federal income tax purposes. Pursuant to the terms of the RevCons and subject to the discussion in the accompanying prospectus supplement for RevCons under “United States Federal Taxation,” you agree with us to treat a RevCons, under current law, as a unit consisting of (i) a put right written by you to us, that if exercised, requires you to pay us an amount equal to the deposit (as described below) in exchange for the underlying shares (and cash in lieu of fractional shares), or at our option, the cash value of the underlying shares as of the determination date and (ii) a deposit with us of a fixed amount of cash to secure your obligation under the put right. Assuming the characterization of the RevCons as set forth above is respected, a portion of the coupon on each RevCons will be treated as the yield on the deposit, and the remainder will be attributable to the put premium, as described in the section of the accompanying prospectus supplement for RevCons called “United States Federal Taxation — Tax Consequences to U.S. Holders — Tax Treatment of the RevCons — RevCons with a Term Equal to or Less Than One Year.”  The yield on the deposit will be determined as of the pricing date and set forth in the applicable pricing supplement to the accompanying prospectus supplement for RevCons.

Please read the discussion under “Risk Factors” in these preliminary terms and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for RevCons concerning the U.S. federal income tax consequences of an investment in the RevCons.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not entirely clear whether the RevCons would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the RevCons, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the RevCons are the character and timing of income or loss (including whether the put premium should be required to be included currently as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax.

Non-U.S. Holders should note that we currently do not intend to withhold on any payments made with respect to the RevCons to Non-U.S. Holders (subject to compliance by such holders with certification requirements necessary to establish an exemption from withholding). However, in the event of a change of law or any formal or informal guidance by the IRS, Treasury or Congress, we may decide to withhold on payments made with respect to the RevCons to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld.

Both U.S. and non-U.S. investors considering an investment in the RevCons should read the discussion under “Risk Factors” in these preliminary terms and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for RevCons and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the RevCons, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the RevCons will be used for general corporate purposes and, in part, in connection with hedging our obligations under the RevCons through one or more of our subsidiaries.
On, or prior to, the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the RevCons by taking positions in the underlying stock, in options contracts on the underlying stock listed on major securities markets, or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could increase the price of the underlying stock, and, accordingly, potentially increase the initial share price and the trigger price of the RevCons, and, therefore, the price at which the underlying stock must close on each trading day over the term of the RevCons, and on the determination date, before you would receive for each RevCons at maturity an amount of cash or shares of the underlying stock worth as much as the stated principal amount of the RevCons. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement for RevCons

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying prospectus supplement for RevCons.
Supplemental information regarding plan of	The agent may distribute the RevCons through Morgan Stanley Smith Barney LLC (“MSSB”), as

February 2011	Page 6

RevConsSM
Three RevConsSM Each Based on a Different Common Stock Due August 25, 2011

distribution; conflicts of interest:
selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account without the prior written approval of the customer. See "Plan of Distribution" and “Use of Proceeds and Hedging” in the accompanying prospectus supplement for RevCons.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the RevCons. We encourage you to read the accompanying prospectus supplement for RevCons and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

February 2011	Page 7

RevConsSM
Three RevConsSM Each Based on a Different Common Stock Due August 25, 2011

How RevCons Work

The following payment scenarios illustrate the potential returns on the RevCons at maturity.

Payment Scenario 1
The closing price of the underlying stock never falls to or below the trigger price on any trading day during the term of the RevCons, and you receive the monthly coupon until maturity with a full return of principal at maturity. You will not participate in any appreciation of the underlying stock, even if the closing price of the underlying stock is above its initial share price on the determination date.

Payment Scenario 2
The closing price of the underlying stock falls to or below the trigger price on at least one trading day during the term of the RevCons and the closing price is at a level below the initial share price on the determination date, in which case, at maturity, the RevCons will be redeemed for shares of the underlying stock (or, at our option, the cash value thereof) worth substantially less than the stated principal amount of the RevCons based on the closing price of the underlying stock on the determination date. You will still receive the monthly coupon until maturity even if the closing price of the underlying stock falls to or below the trigger price.

Hypothetical Payments on the RevCons

The following examples illustrate the payment at maturity on the RevCons (assuming a six-month term) for a range of hypothetical closing prices for a hypothetical underlying stock on a hypothetical determination date, depending on whether the closing price of the underlying stock on the determination date is less than the initial share price and whether, on any trading day during the term of the RevCons, the closing price of the underlying stock has or has not decreased to or below the hypothetical trigger price.

The hypothetical examples are based on the following hypothetical values in order to illustrate how the RevCons work (and do not reflect the actual initial share price of the underlying stock as well as the exchange ratio, trigger price and the coupon per annum of the RevCons):

▪ Stated principal amount (per RevCons):	$1,000
▪ Initial share price:	$100 (the closing price of one share of the hypothetical underlying stock on the pricing date)
▪ Exchange ratio:	10 (the $1,000 stated principal amount per RevCons divided by the initial share price)
▪ Trigger price:	$75 (75% of the initial share price)
▪ Hypothetical interest rate per annum:	16%

TABLE 1:  At maturity, unless the closing price of the hypothetical underlying stock on the determination date is less than the initial share price and the closing price of the hypothetical underlying stock has decreased to or below the trigger price on any trading day from but excluding the pricing date to and including the determination date, your payment at maturity per RevCons will equal the stated principal amount of the RevCons in cash. This table represents the hypothetical payment at maturity and the total payment over the term of the RevCons (assuming a six-month term) on a $1,000 investment in the RevCons on the basis that the closing price of the hypothetical underlying stock has not decreased to or below the hypothetical trigger price of $75 on any trading day during the term of the RevCons.

Hypothetical underlying stock closing price on determination date	Value of cash delivery amount at maturity per RevCons	Total monthly coupon payments per RevCons	Value of total payment per RevCons
$50.00	N/A	N/A	N/A
$60.00	N/A	N/A	N/A
$70.00	N/A	N/A	N/A
$76.00	$1,000	$80	$1,080
$80.00	$1,000	$80	$1,080

February 2011	Page 8

RevConsSM
Three RevConsSM Each Based on a Different Common Stock Due August 25, 2011

Hypothetical underlying stock closing price on determination date	Value of cash delivery amount at maturity per RevCons	Total monthly coupon payments per RevCons	Value of total payment per RevCons
$90.00	$1,000	$80	$1,080
$100.00	$1,000	$80	$1,080
$120.00	$1,000	$80	$1,080
$140.00	$1,000	$80	$1,080

TABLE 2: This table represents the hypothetical payment at maturity and the total payment over the term of the RevCons (assuming a six-month term) on a $1,000 investment in the RevCons if the closing price of the hypothetical underlying stock has decreased to or below the hypothetical trigger price of $75 on any trading day from but excluding the pricing date to and including the determination date. In each of these examples, where the closing price of the hypothetical underlying stock on the determination date is less than the initial share price, the payment at maturity would be made by delivery of shares of the hypothetical underlying stock, or, at our option, the cash value of the hypothetical underlying stock as of the determination date. In each of these examples, where the closing price on the determination date is at or above the initial share price, the payment at maturity will equal the stated principal amount in cash.

Hypothetical underlying stock closing price on determination date	Value of shares of hypothetical underlying stock or cash value thereof per RevCons*	Total monthly coupon payments per RevCons	Value of total payment per RevCons*
$0.00	$0	$80	$80
$25.00	$250	$80	$330
$50.00	$500	$80	$580
$75.00	$750	$80	$830
$91.00	$910	$80	$990
$100.00	$1,000	$80	$1,080
$125.00	$1,000	$80	$1,080
$150.00	$1,000	$80	$1,080

*Such value is calculated based on the value of shares of the hypothetical underlying stock as of the determination date.
Because the closing price of the underlying stock may be subject to significant fluctuation over the term of the RevCons, it is not possible to present a chart or table illustrating the complete range of possible payouts at maturity. The examples of the hypothetical payout calculations above are intended to illustrate how the amount payable to you at maturity will depend both on (a) whether the closing price of the underlying stock falls to or below the specified trigger price on any trading day from but excluding the pricing date to and including the determination date and (b) the closing price of the underlying stock on the determination date.

February 2011	Page 9

RevConsSM
Three RevConsSM Each Based on a Different Common Stock Due August 25, 2011

Risk Factors

Each of the RevCons offered by these preliminary terms are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the particular RevCons. Accordingly, investors should consult their own financial and legal advisors as to the risks entailed by an investment in the RevCons and the suitability of such RevCons in light of an investor’s particular circumstances.

The following is a non-exhaustive list of certain key risk factors for investors in the RevCons. For a complete list of risk factors, please see the accompanying prospectus supplement for RevCons and the accompanying prospectus.

Structure Specific Risk Factors

▪
You may not receive a return of principal. The payment to investors at maturity will either be (i) cash equal to the stated principal amount of each RevCons or (ii) if the closing price of the relevant underlying stock on the determination date is less than its initial share price and the closing price of the relevant underlying stock has decreased to or below the specified trigger price over the term of the RevCons, a number of shares of the relevant underlying stock, or, at our option, the cash value of the shares as of the determination date. If investors receive shares of the relevant underlying stock at maturity in exchange for each RevCons, or the cash value of those shares, the value of those shares or the cash will be less than the stated principal amount of each RevCons and could be zero.

▪
The RevCons are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the RevCons.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the RevCons at maturity and therefore you are subject to the credit risk of Morgan Stanley. The RevCons are not guaranteed by any other entity. If Morgan Stanley defaults on its obligations under the RevCons, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the RevCons prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the RevCons.

▪
Investors will not participate in any appreciation in the value of the underlying stock.  Investors in a particular RevCons will not participate in any appreciation in the price of the underlying stock for that RevCons, and the return on the RevCons will be limited to the monthly coupon payable on the RevCons.

▪
Market price influenced by many unpredictable factors. Several factors will influence the value of the RevCons in the secondary market. Although the issuer expects that generally the closing price of the relevant underlying stock for the particular RevCons on any trading day will affect the value of the RevCons more than any other single factor, other factors that may influence the value of the RevCons include: whether the closing price of the relevant underlying stock has decreased to or below the specified trigger price on any trading day, the volatility and dividend rate on the relevant underlying stock, geopolitical conditions and economic, financial, political, regulatory or judicial events, interest and yield rates in the market, the time remaining to the maturity of the RevCons, any actual or anticipated changes in our credit ratings or credit spreads, and the occurrence of certain events affecting the relevant underlying stock that may or may not require an adjustment to the exchange ratio.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the RevCons at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the RevCons and the cost of hedging our obligations under the RevCons that are included in the original issue price. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices are also likely to be reduced by the cost of unwinding the related hedging transactions. Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the RevCons or in

February 2011	Page 10

RevConsSM
Three RevConsSM Each Based on a Different Common Stock Due August 25, 2011

▪
any secondary market transaction. In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
Maturity date of the RevCons may be accelerated.  The maturity of each specific RevCons will be accelerated if (i) the closing price of the underlying stock for that RevCons (as adjusted for certain corporate events) on any two consecutive trading days is less than $2.00 in case of Sears Holdings Corporation common stock and $0.50 in case of AK Steel Holding Corporation common stock and Dean Foods Company common stock, or (ii) there is an event of default with respect to the RevCons. The amount payable to the investor will differ depending on the reason for the acceleration and may be substantially less than the stated principal amount of the RevCons.

▪
No shareholder rights.  Investing in the RevCons is not equivalent to investing in the underlying stock for that RevCons. Investors in the RevCons will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying stock for that RevCons.

▪
The RevCons may become exchangeable into the common stock of a company other than the underlying stock for that RevCons.  Following certain corporate events relating to an underlying stock, you may receive at maturity the common stock of a successor corporation to the relevant underlying stock. The occurrence of such corporate events and the consequent adjustments may materially and adversely affect the market price of the RevCons.

▪
Antidilution adjustments.  Although the calculation agent will adjust the amount payable at maturity of a RevCons for certain corporate events affecting the underlying stock for that RevCons, there may be other corporate events (such as partial tender or exchange offers) for which the calculation agent is not required to make any adjustments. If an event occurs that does not require the calculation agent to adjust the amount of underlying stock for that RevCons payable at maturity, the market price of the RevCons may be materially and adversely affected.

▪
The U.S. federal income tax consequences of an investment in the RevCons are uncertain.  There is no direct legal authority as to the proper treatment of the RevCons for U.S. federal income tax purposes, and our counsel has not rendered an opinion as to their proper tax treatment.

Please read the discussion under “Fact Sheet ― General Information ― Tax considerations” in these preliminary terms and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for RevCons (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the RevCons. If the IRS were successful in asserting an alternative treatment for the RevCons, the timing and character of income on the RevCons might differ significantly from the tax treatment described in the Tax Disclosure Sections. We do not plan to request a ruling from the IRS regarding the tax treatment of the RevCons, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections. On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not entirely clear whether the RevCons would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the RevCons, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the RevCons are the character and timing of income or loss (including whether the put premium should be required to be included currently as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax. Non-U.S. Holders should note that we currently do not intend to withhold on any payments made with respect to the RevCons to Non-U.S. Holders (subject to compliance by such holders with certification requirements necessary to establish an exemption from withholding). However, in the event of a change of law or any formal or informal guidance by the IRS, Treasury or Congress, we may decide to withhold on payments made with respect to the RevCons to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the RevCons,

February 2011	Page 11

RevConsSM
Three RevConsSM Each Based on a Different Common Stock Due August 25, 2011

▪	including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdictions.

Other Risk Factors

▪
The RevCons offered by these preliminary terms are distinct RevCons and do not offer diversified exposure to all of the underlying stocks. These preliminary terms offer three separate RevCons. Each RevCons carries exposure to the underlying stock for that RevCons. Purchasing any particular RevCons will not give you diversified exposure to any other, or all of the underlying stocks or any rights in respect of the other RevCons offered by these preliminary terms.

▪
The RevCons will not be listed and secondary trading may be limited.  The RevCons will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the RevCons. MS & Co. may, but is not obligated to, make a market in the RevCons. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the RevCons easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the RevCons, the price at which you may be able to trade your RevCons is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were not to make a market in the RevCons, it is likely that there would be no secondary market for the RevCons. Accordingly, you should be willing to hold your RevCons to maturity.

▪
No affiliation with any issuer of an underlying stock.  None of the issuers of the underlying stock is an affiliate of the issuer, is involved with this offering in any way, or has any obligation to consider the interests of investors in taking any corporate actions that might affect the value of the RevCons. The issuer has not made any due diligence inquiry with respect to any issuer of underlying stock in connection with this offering.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the RevCons. — We and our affiliates play a variety of roles in connection with the issuance of the RevCons, including acting as calculation agent and hedging our obligations under the RevCons. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the RevCons.  Some of our subsidiaries also trade the underlying stock and other financial instruments related to the underlying stock on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the price of the underlying stock and, accordingly, potentially increase the initial share price used to calculate whether the closing price of the relevant underlying stock decreases to or below the relevant trigger price during the term of the RevCons and whether the closing price of the relevant underlying stock on the determination date is less than the relevant initial share price. We will not have any obligation to consider your interests as a holder of the RevCons in taking any corporate action that might affect the value of the underlying stock and the RevCons.

▪
Hedging and trading activity by the calculation agent and its affiliates could adversely affect the value of the RevCons.  MS & Co., the calculation agent, is our subsidiary. MS & Co. and other affiliates of ours will carry out hedging activities related to the RevCons, including trading in the underlying stock as well as in other instruments related to the underlying stock. MS & Co. and some of our other subsidiaries also trade the underlying stock and other financial instruments related to the underlying stock on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the price of the underlying stock and, accordingly, potentially increase the initial share price used to calculate the trigger price and, therefore, potentially increase the trigger price relative to the price of the underlying stock absent such hedging or trading activity. Additionally, such hedging or trading activities during the term of the RevCons could potentially affect whether the closing price of the underlying stock decreases to or below the trigger price and, therefore, whether or not you will receive the stated principal amount of the RevCons or shares of the underlying stock (or the cash value thereof) at maturity. Furthermore, if the closing price of the underlying stock has decreased to or below the trigger price such that you could receive shares of the underlying stock at maturity, or at our option, the cash value of those shares, the issuer’s trading activities prior to or at maturity could adversely affect the value of those shares of the underlying stock.

February 2011	Page 12

RevConsSM
Three RevConsSM Each Based on a Different Common Stock Due August 25, 2011

▪
Morgan Stanley may engage in business with or involving any issuer of underlying stock without regard to your interests.  The issuer or its affiliates may presently or from time to time engage in business with an issuer of an underlying stock without regard to your interests, and thus may acquire non-public information about an issuer of an underlying stock. Neither the issuer nor any of its affiliates undertakes to disclose any such information to you. In addition, the issuer or its affiliates from time to time have published and in the future may publish research reports with respect to an issuer of an underlying stock, which may or may not recommend that investors buy or hold the particular underlying stock.

For further discussion of these and other risks you should read the section entitled “Risk Factors” beginning on S-9 of the accompanying prospectus supplement for RevCons. The issuer also urges you to consult your investment, legal, tax, accounting and other advisers before you invest in the RevCons.

February 2011	Page 13

RevConsSM
Three RevConsSM Each Based on a Different Common Stock Due August 25, 2011

Information about the Underlying Stocks

Each underlying stock is registered under the Securities Exchange Act of 1934, as amended. Information provided to or filed with the Securities and Exchange Commission by the issuer of each underlying stock pursuant to the Securities Exchange Act of 1934, as amended, can be located by reference to the Securities and Exchange Commission file number detailed below through the Securities and Exchange Commission’s website at.www.sec.gov. In addition, information regarding the issuer of each underlying stock may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. See the section called “Underlying Company and Stock—Public Information” in the prospectus supplement for RevCons.

These preliminary terms relate only to the RevCons offered hereby and do not relate to any underlying stock or other securities of any issuer of underlying stock. The issuer has derived all disclosures contained in these preliminary terms regarding each issuer of underlying stock from the publicly available documents described in the preceding paragraph. In connection with the offering of the RevCons, neither the issuer nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to any issuer of underlying stock. Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding any issuer of underlying stock is accurate or complete.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of any underlying stock.

AK Steel Holding Corporation
AK Steel Holding Corporation is a producer of flat-rolled carbon, stainless and electrical steels and tubular products through its wholly-owned subsidiary, AK Steel Corporation. Its SEC file number is 001-13696.

Dean Foods Company
Dean Foods Company is a food and beverage company. Its SEC file number is 001-12755.
Sears Holding Corporation
Sears Holding Corporation is a broadline retailer with full-line and specialty retail stores in the United States operating through Kmart and Sears and full-line and specialty retail stores in Canada operating through Sears Canada Inc. Its SEC file number is 000-51217.

February 2011	Page 14

RevConsSM
Three RevConsSM Each Based on a Different Common Stock Due August 25, 2011

Historical Information

Historical Information.  The following tables set forth the published high and low closing prices for each underlying stock for 2008, 2009, 2010 and 2011 through January 31, 2011. The closing prices for AK Steel Holding Corporation common stock, the Dean Foods Company common stock and the Sears Holding Corporation common stock on January 31, 2011 were $15.90, $10.15 and $75.37, respectively. The associated graphs show the closing prices for the underlying equities for each day in the same period. We obtained the prices and other information below from Bloomberg Financial Markets, without independent verification. You should not take the historical prices of the underlying equities as an indication of their future performance. No assurance can be given as to the closing price of the underlying equity on any trading day during the term of the relevant RevCons.

AK Steel Holding Corporation (CUSIP 001547108)	High	Low	Dividends
2008
First Quarter	55.90	35.48	0.05
Second Quarter	72.89	57.91	0.05
Third Quarter	65.59	23.34	0.05
Fourth Quarter	24.31	5.22	0.05
2009
First Quarter	13.00	5.45	0.05
Second Quarter	21.14	7.77	0.05
Third Quarter	23.39	15.42	0.05
Fourth Quarter	22.35	15.51	0.05
2010
First Quarter	25.77	19.54	0.05
Second Quarter	25.00	11.92	0.05
Third Quarter	15.41	11.52	0.05
Fourth Quarter	16.69	12.32	0.05
2011
First Quarter (through January 31, 2011)	16.72	14.10	0.05

We make no representation as to the amount of dividends, if any, that AK Steel Holding Corporation may pay in the future. As an investor in the RevCons, you will not be entitled to receive dividends, if any, that may be payable on the stock of AK Steel Holding Corporation.

February 2011	Page 15

RevConsSM
Three RevConsSM Each Based on a Different Common Stock Due August 25, 2011

AK Steel Holding Corporation Stock Closing Prices January 1, 2008 to January 31, 2011

February 2011	Page 16

RevConsSM
Three RevConsSM Each Based on a Different Common Stock Due August 25, 2011

Dean Foods Company (CUSIP 242370104)	High	Low	Dividends
2008
First Quarter	28.90	19.49	–
Second Quarter	23.65	18.36	–
Third Quarter	25.65	17.95	–
Fourth Quarter	24.42	11.51	–
2009
First Quarter	21.13	17.83	–
Second Quarter	20.70	17.61	–
Third Quarter	21.92	17.60	–
Fourth Quarter	19.65	15.90	–
2010
First Quarter	18.53	14.46	–
Second Quarter	16.89	9.57	–
Third Quarter	12.00	9.49	–
Fourth Quarter	10.80	7.26	–
2011
First Quarter (through January 31, 2011)	10.53	8.84	–

We make no representation as to the amount of dividends, if any, that Dean Foods Company may pay in the future. As an investor in the RevCons, you will not be entitled to receive dividends, if any, that may be payable on the stock of Dean Foods Company.

Dean Foods Company Stock Closing Prices January 1, 2008 to January 31, 2011

February 2011	Page 17

RevConsSM
Three RevConsSM Each Based on a Different Common Stock Due August 25, 2011

Sears Holding Corporation (CUSIP 812350106)	High	Low	Dividends
2008
First Quarter	111.59	86.02	–
Second Quarter	109.47	73.64	–
Third Quarter	103.00	70.45	–
Fourth Quarter	89.04	28.50	–
2009
First Quarter	49.98	34.85	–
Second Quarter	70.15	48.05	–
Third Quarter	78.37	57.35	–
Fourth Quarter	85.44	62.59	–
2010
First Quarter	109.74	83.42	–
Second Quarter	123.90	64.65	–
Third Quarter	75.13	60.14	–
Fourth Quarter	76.32	63.70	–
2011
First Quarter (through January 31, 2011)	77.57	70.18	–

We make no representation as to the amount of dividends, if any, that Sears Holding Corporation may pay in the future. As an investor in the RevCons, you will not be entitled to receive dividends, if any, that may be payable on the stock of Sears Holding Corporation.

Sears Holding Corporation Stock Closing Prices January 1, 2006 to January 31, 2011

February 2011	Page 18